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                                                                     EXHIBIT 4.5
                                                                     -----------

                 FIRST AMENDMENT TO THE SOUTHWEST BANK OF TEXAS
                              401(k) SAVINGS PLAN

     This Amendment is made this 15th day of, November, 1994 by Southwest Bank of Texas, N.A.

     WITNESSETH:

     WHEREAS, Southwest Bank of Texas, N.A. (The "Company") previously adopted the Southwest Bank of Texas, N.A. Employees' Profit Sharing and Savings Plan; and

     WHEREAS, under Article XII of the Plan, the Company has retained the right to amend the Plan;

     NOW, THEREFORE, notwithstanding any other provision of the Plan to the contrary, the following amendments are made to the plan effective as noted herein:


1. Effective January 1, 1994, Section 1.08(A) is replaced in its entirety with the following:

(A)  Limitations on Compensation

     (1) Compensation limitations after January 1, 1994. In addition to other applicable limitations set forth in the plan, and notwithstanding any other provision of the plan to the contrary, for plan years beginning on or after January 1, 1994, the annual compensation of each employee taken into account under the plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with section 401(a)(17)(B) of the Internal Revenue Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

          For plan years beginning on or after January 1, 1994, any reference in this plan to the limitation under section 401(a)(17) of the Code shall mean the OBRA '93.

            For plan years beginning on or after January 1, 1994, any reference in this plan to the limitation under section 401(a)(17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this provision.
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          If compensation for any prior determination period is taken into account in determining an employee's benefits accruing in the current plan year, the compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first plan year beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000.

     (2) Application of compensation limitation to certain family members. The $150,000 Compensation limitation applies to the combined Compensation of the Employee and of any family member aggregated with the Employee under Section 1.17 who is either (i) the Employee's spouse; or (ii) the Employee's lineal Descendant under the age of 19. If, for a Plan Year, the combined Compensation of the Employee and such family members who are Participants entitled to an allocation for that Plan Year exceeds the $150,000 (or adjusted) limitation, "Compensation" for each such Participant, for purposes of the contribution and allocation provisions of Article III, means his Adjusted Compensation. Adjusted Compensation is the amount which bears the same ratio to the $150,000 (or adjusted) limitation as the affected Participant's Compensation (without regard to the $150,000 Compensation limitation) bears to the combined Compensation of all the affected Participants in the family unit.

2. Effective January 1, 1995, Section 2.01 is replaced in its entirety with the following:

     2.01 ELIGIBILITY. Each Employee becomes a Participant in the plan on the first day of the quarter coinciding with or next following the later of the date on which he completes one Year of Service or attains age eighteen (18). Each Employee who was a Participant in the Plan on the day before the Effective Date of this restated Plan continues as a Participant in the Plan.

3. Effective January 1, 1994, Section 2.02 is replaced in its entirety with the following:

     2.02 YEAR OF SERVICE - ELIGIBILITY/PARTICIPATION. "Year of Service" for Eligibility and Participation purposes means an Employee shall be credited with a Year of Service in any Computation Period that he completes 1,000 Hours of Service, unless such Service can be disregarded under the Break in Service rules. An employee shall be credited with 190 Hours of Service whenever at least one Hour of Service is earned in a monthly period. "Computation Period" shall be measured on the twelve consecutive month period beginning with the Employee's Employment Commencement Date and each anniversary thereof.

4.   Effective January 1, 1994, Section 5.05 is replaced with the following:

     5.05 YEAR OF SERVICE - VESTING. For purposes of Vesting and all other provisions of the Plan "Year of Service" means each Participant shall be credited with a year of Service in any Plan Year during which he completes at least 1,000 Hours of Service with the Employer. Participant shall be credited with 190 hours of service whenever

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          at least one Hour of Service is earned in a monthly period, unless the
          Plan reference specifies a modification to this definition.

5. Effective January 1, 1994, Section 9.10 beginning with the paragraph which begins with "Special Provisions for Employer Matching Contribution Account and Qualified Match Contribution Account." the last sentence of which will be replaced with the following:

     The fair market value of the Employer securities will be determined quarterly by an independent third party appraiser.

6.   Effective January 1, 1994, Section 10.14 is replaced with the following:

     10.14 VALUATION OF TRUST. The Trustee shall value the Trust Fund as of each Accounting Date to determine the fair market value of the cash portion of each Participant's Deferral Contributions Account and the segment of this Employer Matching Contributions Account and Qualified Matching Contributions Account, if any, accrued prior to July 1, 1993. That portion of the Participant's Account Balance allocated to the Employer Matching Contributions Account, the Discretionary Contributions Account and the Qualified Matching Contributions Account, if any, allocated after July 1, 1993, shall be valued as of the Accounting Date. The Trustee also may value the Trust Fund on such other interim valuation dates as he deems appropriate.


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     IN WITNESS WHEREOF, the Employer and the Trustee have executed this Plan and Trust this 15th day of November, 1994.


SOUTHWEST BANK OF TEXAS, N.A.             David C. Farries
                                       -------------------------------
                                                Trustee


BY:     Kim Zabin                         Paul B. Murphy
   ----------------------------        -------------------------------
                                                Trustee


                                          Sharon K. Sokol
                                       -------------------------------
                                                Trustee


                                          Kim Zabin
                                       -------------------------------
                                                Trustee



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